UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2026
RideNow Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-38248 (Commission File Number)	46-3951329 (I.R.S. Employer Identification No.)

2677 E Willis Road, Chandler, Arizona		85286
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (480) 755-5200

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RDNW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement

Pursuant to a conditional credit increase letter (the "Credit Increase Letter") received on April 15, 2026 by certain subsidiaries of RideNow Group, Inc. (the "Company") from Polaris Acceptance ("Polaris"), on May 15, 2026, the Company entered into an Amended and Restated Inventory Financing Agreement (the "Polaris Floorplan Credit Facility") with Polaris and the dealer subsidiaries of the Company party thereto (collectively, the "Dealers"). Pursuant to the Credit Increase Letter, the credit commitment available to the Company under the Polaris Floorplan Credit Facility was increased from approximately $74.7 million to approximately $108.0 million, subject to, among other things, the joinder of two additional dealer entities to the Polaris Floorplan Credit Facility, execution of related guaranty and intercreditor joinder amendments, and delivery of certain insurance certificates, within a specified time period.

The obligations of the Dealers under the Polaris Floorplan Credit Facility are secured by a first-priority security interest in all personal property of each dealer, and each dealer is jointly and severally liable for all obligations of any dealer to Polaris. The Polaris Floorplan Credit Facility contains customary representations, warranties, covenants, and events of default (including failure to pay, breach of covenants, insolvency, material adverse change, and cross-default), and provides that upon a default, Polaris may declare all amounts immediately due and payable and exercise all remedies of a secured party under the Uniform Commercial Code.

The Polaris Floorplan Credit Facility is used by the Dealers to finance the purchase inventory from approved vendors and for other purposes. Borrowings under the Polaris Floorplan Credit Facility are secured by the inventory financed thereunder. The Polaris Floorplan Credit Facility bears interest at variable rates.

The credit increase under the Polaris Floorplan Credit Facility was entered into as part of a broader series of floor plan financing transactions undertaken by the Company to increase the aggregate capacity available under its existing floor plan credit facilities.

The foregoing descriptions of the Credit Increase Letter and the Polaris Floorplan Credit Facility do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Increase Letter and the Polaris Floorplan Credit Facility, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit	Description
10.1	Credit Increase Letter, dated April 15, 2026, by and among Polaris Acceptance and the Dealers.
10.2	Amended and Restated Inventory Financing Agreement, dated as of May 15, 2026, by and among Polaris Acceptance and the Dealers.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RideNow Group, Inc.

Date: May 18, 2026	By:	/s/ Joshua J. Barsetti
Joshua J. Barsetti
Executive Vice President and Chief Financial Officer